Exhibit 99.1

Creatd Shareholder Letter

May 26, 2022

Original Link: https://vocal.media/journal/creatd-s-expansion-plan-is-ready-for-action

Creatd’s Expansion Plan is Ready for Action

For the first time ever, we are directly offering every single CRTD shareholder the opportunity to invest side-by-side with us through a Rights Offering.

Today marks our most important financial offering as a company since our Uplisting to the Nasdaq in September of 2020. With no long-term debt on our balance sheet and a closing gap between revenue and operational expenses, Creatd’s expansion has reached its moment of inflection.

We have just announced a $40 million Rights Offering, available to all Creatd shareholders for participation. The Rights Offering will allow Creatd’s current and future shareholders to purchase units consisting of common stock and warrants. If all shareholders participate, and $40MM is raised, the expansion plan funded by the offering could drive between a 10x – 20x increase in revenues over the next 12 to 18 months. Then, if all warrants underlying the units are exercised, the Company would receive an additional $180MM.

Over the last few years, I have observed our stock oscillate from as low as $0.62 a share to as high as $9.80, which effectively translates into a Company valuation of between $15MM - $100MM. Today we stand at 20.1MM shares outstanding at a price of $0.81 for a market value of $16.9MM, as well as the ability to access authorized shares of up to $100MM in the future. We have kept a tight float in comparison to microcap stocks such as Remark Holdings (MARK) and Genius (GNUS), which trade at sub $1.00 with over $100MM and $250MM in outstanding shares, respectively.

During this few-year period, we grew revenues from nothing to $4.3MM for Fiscal Year 2021, and believe we are on our way to reaching between $7MM - $10MM for Fiscal Year 2022, and that’s before adjustments from the initiation of our expansion plan. All the while, we maintained flat operating expenses, with the exception of one-time charges, as well as a decrease in our core platform, Vocal’s, marketing expenditures over the past three quarters. Additionally, during this same period, we grew Vocal’s network to more than 1.5MM creators and an audience reach that exceeds 200MM globally. And finally, during this same period, we implemented continuous product updates to Vocal—truly making it a best-in-class platform that today serves as a homebase and safe environment for diverse creators of all shapes, sizes, and mediums.

With private funding from friends and family, as well as institutional shareholders, we never tapped into the venture capital space. Instead, we embarked in 2016 on a years-long journey to the Nasdaq—an audacious choice and a highly complex undertaking—and ultimately achieved that in September 2020 in the midst of the pandemic crisis. Most importantly, we have since eliminated all long-term debt from our balance sheet, unlike small-cap companies such as Buzzfeed, E-Sports Entertainment, and Ipsidy, among the many other Nasdaq companies with material debt. As things stand today, we believe we are finally in a position to compete head-to-head with the multi-billion-dollar-valued platforms in our space, at a fraction of their internal headcount, and with far lower development costs.

As we speak, we are witnessing the transfer of value away from legacy social media companies like Snap, Facebook, and Twitter, toward subscription-based business models. We have also designed Vocal to withstand the current perceptions of these platforms by employing an AI-assisted and human-led moderation system to cultivate a safe and secure platform for our creators and brands. Creatd’s founders built the non-ad-dependent Vocal platform upon the general thesis that a closed and safe ecosystem utilizing first-party data to increase efficiencies creates a sustainable and defensible business model. With this, Vocal is now set to seize the mantle from these companies.

I encourage you all to read Creatd’s 2022 Investor Presentation and look forward to communicating further in the future as well as hosting an investor day presentation in the middle of June. In particular, I appreciate responding to messages at the bottom of this story. This is our newest value-added feature on Vocal.

The presentation describes an expansion plan across our four pillars. Important to note is the highly scalable nature of our technology (Creatd Labs) and e-commerce (Creatd Ventures) pillars, thus warranting higher levels of capital infusion as compared to the agency (Creatd Partners) and media production (Creatd Studios) pillars. As it happens, the latter two businesses, while less scalable in nature, drive significant value for their more scalable sister counterparts. The projects and brand partners in those pillars help us penetrate new markets and untapped audiences for Vocal and our DTC subscriber businesses.

View Creatd’s 2022 Investor Presentation

View Creatd’s $40MM Rights Offering press release announcement